Amendment  #1
to the
AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE January 18, 2005

Between
PRUCO LIFE INSURANCE COMPANY
(THE COMPANY)

And

OPTIMUM RE INSURANCE COMPANY
(THE REINSURER)

The parties hereby agree to the following:

1.	Section 7, AUTOMATIC REINSURANCE TERMS, shall be replaced by the following:

THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the following requirements:

a.
CONVENTIONAL UNDERWRITING.  Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue rules and practices.  Upon request, THE COMPANY shall provide THE REINSURER with a copy of its current underwriting and issue rules and practices.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the underwriting practices.  The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change.  Recognition of reinsurance premium rates related to these changes must be determined within the 120-day period.  If the underwriting change or rate change is unacceptable to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

If, however, THE COMPANY makes a significant change to its underwriting and issue rules and fails to provide 120-day advance written notice to THE REINSURER in accordance with this section of the agreement, and such change would have resulted in a reinsurance premium rate increase, both parties will make a reasonable good faith effort to negotiate the appropriate reinsurance premiums for the policies affected by such change before THE COMPANY can exercise its right to recapture them in accordance with the ‘RECAPTURE’ section.

If any policy or policies that should have been recaptured in accordance with the preceding paragraph are omitted or overlooked, acceptance of reinsurance premiums after the date the recapture should have taken place will not cause THE REINSURER to be liable for the amount of the risk that should have been recaptured. THE REINSURER will be liable only for a refund of reinsurance premium paid.

b.	RESIDENCE AND TRAVEL. To be eligible for automatic reinsurance, each insured must be a resident of the United States or Canada at the time of issue.

Applications with Foreign Travel qualify for automatic reinsurance except when such travel is to a country specifically not allowed under THE COMPANY’s foreign travel requirements.  “Foreign Travel” is defined as no more than three months outside the United States or Canada.  The Foreign Travel Exclusion List is reviewed and updated periodically.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.
JUMBO LIMIT.  For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies, including any amounts to be replaced as stated in the application or signed amendment, if any, shall not exceed the Jumbo Limit as shown in Schedule A.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.	FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to THE REINSURER or any other reinsurer.

2.	SCHEDULE A, Section 5, AUTOMATIC ACCEPTANCE LIMIT, shall be replaced by the following:

[REDACTED]

3.	SCHEDULE A, Section 6, JUMBO LIMIT, shall be replaced by the following:

[REDACTED]

4.	SCHEDULE A, Section 8, FOREIGN TRAVEL EXCLUSIONS is deleted from this Agreement.

Y-MPVUL-2005-OPT M-PLAZ-AMENDMENT-1

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of December 1, 2007.

PRUCO LIFE INSURANCE COMPANY	OPTIMUM RE INSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

Y-MPVUL-2005-OPT M-PLAZ-AMENDMENT-1